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                           SSgA FUNDS MANAGEMENT, INC.
                          STATE STREET FINANCIAL CENTER
                               ONE LINCOLN STREET
                              BOSTON, MA 02111-2900

April 16, 2008

The Tuckerman Group LLC
4 International Drive, Suite 230
Rye Brook, NY 10573
Attn: Mr. Steven DeBara

Ladies and Gentlemen:

     Reference is made to the Sub-Advisory Agreement between us dated December 15, 2006, (the "Agreement"). Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment portfolio of SPDR(R) Index Shares Funds (formerly, streetTRACKS(R) Index Shares Funds) (the "Trust"):

     SPDR(R) DJ Wilshire Global Real Estate ETF (the "New Portfolio").

     In accordance with the additional funds provision of Section 1 of the Agreement, we request that you act as Sub-Adviser to the New Portfolio.

     Please indicate your acceptance of the foregoing by executing three copies of this Agreement, returning two to the Trust and retaining one copy for your records.

                                         Sincerely,

                                         SSgA Funds Management, Inc.


                                         By: /s/ James Ross
                                             -----------------------------------
                                             James Ross
                                             President

                                         Accepted:

                                         The Tuckerman Group LLC


                                         By: /s/ Steven DeBara
                                             -----------------------------------
                                             Steven DeBara
                                             Senior Vice President & Chief
                                             Financial Officer

Acknowledged and agreed to as of April 16, 2008 with respect to the Trust's obligations under this Agreement.

                                         SPDR(R) Index Shares Funds


                                         By: /s/ Mark E. Tuttle
                                             -----------------------------------
                                             Mark E. Tuttle
                                             Assistant Secretary

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                                   SCHEDULE A

SPDR DJ Wilshire International Real Estate ETF

     The Adviser shall pay to the Sub-Adviser an annual investment sub-advisory fee equal to 0.15% of average daily net assets with respect to SPDR(R) DJ Wilshire International Real Estate ETF. The Sub-Adviser hereby agrees to waive 0.05% of its fee on the first $500 million of average daily net assets. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

SPDR DJ Wilshire Global Real Estate ETF

     The Adviser shall pay to the Sub-Adviser an annual investment sub-advisory fee equal to 0.15% of average daily net assets with respect to SPDR(R) DJ Wilshire Global Real Estate ETF. The Sub-Adviser hereby agrees to waive 0.05% of its fee on the first $500 million of average daily net assets. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Dated: May 7, 2008